UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 4, 2008
(Date of report)

December 1, 2008
(Date of earliest event reported)

SOTHEBY’S

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9750	38-2478409
(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY 10021
(Address of principal executive offices)

(212) 606-7000
(Registrant’s telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

In its quarterly report on Form 10-Q for the period ended September 30, 2008, Sotheby’s (the “Company”) reported that, due to lower current year profitability when compared to 2007, as well as the current uncertain and challenging macroeconomic environment, management expected to initiate global cost reduction initiatives that, if approved by the Company’s Board of Directors, would result in restructuring charges in the fourth quarter of 2008 and the first quarter of 2009.

On December 1, 2008, the Executive Committee of the Company’s Board of Directors approved a restructuring plan impacting the Company’s North American operations. The actions will result in fourth quarter employee-related restructuring charges of approximately $5 million. Beginning in 2009, the restructuring actions approved in the fourth quarter of 2008 will reduce annual salaries and related costs by approximately $7 million, when compared to 2008 levels.

Management is developing additional global cost reduction proposals that, if approved by the Company’s Board of Directors and confirmed through appropriate statutory consultation processes, would result in restructuring charges in the first quarter of 2009.

FORWARD LOOKING STATEMENTS

This Form 8-K contains certain forward looking statements; as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

SIGNATURE

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President, Corporate
Controller and Chief
Accounting Officer

Date:	December 4, 2008